Exhibit 99

MASCO CORPORATION REPORTS FIRST QUARTER 2024 RESULTS

Highlights
•Net sales decreased 3 percent to $1,926 million
•Operating profit increased 1 percent to $318 million; adjusted operating profit increased 3 percent to $322 million
•Operating profit margin increased 60 basis points to 16.5 percent; adjusted operating profit margin increased 90 basis points to 16.7 percent
•Earnings per share was $0.97 per share; adjusted earnings per share grew 8 percent to $0.93 per share
•Repurchased 2.1 million shares for $148 million
•Continue to expect 2024 earnings per share in the range of $4.00 – $4.25 per share

LIVONIA, Mich. (April 24, 2024) - Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded home improvement and building products, reported its first quarter 2024 results.

2024 First Quarter Results
•On a reported basis, compared to first quarter 2023:
•Net sales decreased 3 percent to $1,926 million; in local currency and excluding acquisitions, net sales decreased 4 percent
◦Plumbing Products’ net sales decreased 2 percent; in local currency and excluding acquisitions, net sales decreased 4 percent
◦Decorative Architectural Products’ net sales decreased 3 percent
◦In local currency, North American sales decreased 2 percent and international sales decreased 5 percent
•Gross margin increased 180 basis points to 35.6 percent from 33.8 percent
•Operating profit increased 1 percent to $318 million from $315 million
•Operating margin increased 60 basis points to 16.5 percent from 15.9 percent
•Net income increased to $0.97 per share, compared to $0.90 per share
•Compared to first quarter 2023, results for key financial measures, as adjusted for certain items (see Exhibit A) and with a normalized tax rate of 24.5 percent, were as follows:
•Gross margin increased 210 basis points to 35.7 percent from 33.6 percent
•Operating profit increased 3 percent to $322 million from $312 million
•Operating margin increased 90 basis points to 16.7 percent from 15.8 percent
•Net income increased 8 percent to $0.93 per share, compared to $0.86 per share
•Liquidity at the end of the first quarter was $1,319 million (including availability under revolving credit facility)

“We delivered another quarter of strong results,” said Masco President and CEO, Keith Allman. “We expanded adjusted operating profit margin by 90 basis points and grew adjusted earnings per share by 8 percent through improved operational efficiencies and our continued focus on execution. Additionally, our balanced capital allocation strategy enabled us to return $212 million to shareholders through dividends and share repurchases during the quarter.”

“With the year beginning largely as expected, we continue to anticipate that 2024 adjusted earnings per share will be in the range of $4.00 to $4.25 per share,” said Allman. “Through our ongoing investments in our market leading brands, innovation, and service and our disciplined capital allocation strategy, we are confident in Masco’s ability to continue to deliver long-term shareholder value.”

About Masco
Headquartered in Livonia, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and hansgrohe® faucets, bath and shower fixtures; Kichler® decorative and outdoor lighting; Liberty® branded decorative and functional hardware; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.

The 2024 first quarter supplemental material, including a presentation in PDF format, is available on the Company’s website at www.masco.com.
Conference Call Details
A conference call regarding items contained in this release is scheduled for Wednesday, April 24, 2024 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing 888-259-6580 or 206-962-3782. Please use the conference identification number 73983883.
The conference call will be webcast simultaneously and in its entirety through the Company’s website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company’s website.
A replay of the call will be available on Masco’s website or by phone by dialing 877-674-7070 or 416-764-8692. Please use the playback passcode 983883#. The telephone replay will be available approximately two hours after the end of the call and continue through May 23, 2024.
Safe Harbor Statement
This press release contains statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.
Our future performance may be affected by the levels of residential repair and remodel activity, and to a lesser extent, new home construction, our ability to maintain our strong brands, to develop innovative products and respond to changing consumer purchasing practices and preferences, our ability to maintain our public image and reputation, our ability to maintain our competitive position in our industries, our reliance on key customers, the cost and availability of materials, our dependence on suppliers and service providers, extreme weather events and changes in climate, risks associated with our international operations and global strategies, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to successfully execute our acquisition strategy and integrate businesses that we have acquired and may in the future acquire, our ability to attract, develop and retain a talented and diverse workforce, risks associated with cybersecurity vulnerabilities, threats and attacks and risks associated with our reliance on information systems and technology. These and other factors are discussed in detail in Item 1A. "Risk Factors" in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.
Investor Contact
Robin Zondervan
Vice President, Investor Relations and FP&A
313.792.5500
robin_zondervan@mascohq.com
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MASCO CORPORATION
Condensed Consolidated Statements of Operations - Unaudited
For the Three Months Ended March 31, 2024 and 2023
(in millions, except per common share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$1,926	$1,979
Cost of sales	1,241	1,310
Gross profit	685	669

Selling, general and administrative expenses	367	354
Operating profit	318	315

Other income (expense), net:
Interest expense	(25)	(28)
Other, net	(5)	(2)
	(30)	(30)
Income before income taxes	289	285

Income tax expense	60	64
Net income	229	221

Less: Net income attributable to noncontrolling interest	14	16
Net income attributable to Masco Corporation	$215	$205

Income per common share attributable to Masco Corporation (diluted):
Net income	$0.97	$0.90

Average diluted common shares outstanding	221	227

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three Months Ended March 31, 2024 and 2023
(dollars in millions)

	Three Months Ended March 31,
	2024	2023
Gross Profit, Selling, General and Administrative Expenses, and Operating Profit Reconciliations

Net sales	$1,926	$1,979

Gross profit, as reported	$685	$669
Rationalization charges (income) (1)	3	(4)
Gross profit, as adjusted	$688	$665

Gross margin, as reported	35.6%	33.8%
Gross margin, as adjusted	35.7%	33.6%

Selling, general and administrative expenses, as reported	$367	$354
Rationalization charges	—	1
Selling, general and administrative expenses, as adjusted	$367	$353

Selling, general and administrative expenses as percent of net sales, as reported	19.1%	17.9%
Selling, general and administrative expenses as percent of net sales, as adjusted	19.1%	17.8%

Operating profit, as reported	$318	$315
Rationalization charges (income) (1)	3	(3)
Operating profit, as adjusted	$322	$312

Operating margin, as reported	16.5%	15.9%
Operating margin, as adjusted	16.7%	15.8%

(1) Represents income for the three months ended March 31, 2023 due to the sale of excess and obsolete inventory that was related to a rationalization activity, partially offset by rationalization charges.

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three Months Ended March 31, 2024 and 2023
(in millions, except per common share data)

	Three Months Ended March 31,
	2024	2023
Income Per Common Share Reconciliations

Income before income taxes, as reported	$289	$285
Rationalization charges (income) (1)	3	(3)
Realized (gains) from private equity funds	—	(1)
Income before income taxes, as adjusted	292	281
Tax at 24.5% rate	(72)	(69)
Less: Net income attributable to noncontrolling interest	14	16
Net income, as adjusted	$206	$196

Net income per common share, as adjusted	$0.93	$0.86

Average diluted common shares outstanding	221	227
(1) Represents income for the three months ended March 31, 2023 due to the sale of excess and obsolete inventory that was related to a rationalization activity, partially offset by rationalization charges.

Outlook for the Year Ended December 31, 2024

	Year Ended December 31, 2024
	Low End	High End
Income Per Common Share Reconciliation

Net income per common share	$4.00	$4.25
Rationalization charges	—	—
Net income per common share, as adjusted	$4.00	$4.25

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Balance Sheets and Other Financial Data - Unaudited
March 31, 2024 and December 31, 2023
(dollars in millions)

	March 31, 2024	December 31, 2023
Balance Sheet
Assets
Current assets:
Cash and cash investments	$368	$634
Receivables	1,310	1,090
Inventories	1,059	1,022
Prepaid expenses and other	112	110
Total current assets	2,850	2,856

Property and equipment, net	1,111	1,121
Goodwill	598	604
Other intangible assets, net	367	377
Operating lease right-of-use assets	262	268
Other assets	148	139
Total assets	$5,336	$5,363

Liabilities
Current liabilities:
Accounts payable	$899	$840
Notes payable	52	3
Accrued liabilities	690	852
Total current liabilities	1,641	1,695

Long-term debt	2,945	2,945
Noncurrent operating lease liabilities	252	258
Other liabilities	340	349
Total liabilities	5,179	5,247

Redeemable noncontrolling interest	—	18

Equity	157	98
Total liabilities and equity	$5,336	$5,363

	As of March 31,
	2024	2023
Other Financial Data
Working capital days
Receivable days	55	54
Inventory days	81	80
Payable days	71	70
Working capital	$1,470	$1,612
Working capital as a % of sales (LTM)	18.6%	19.1%

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Statements of Cash Flows and Other Financial Data - Unaudited
For the Three Months Ended March 31, 2024 and 2023

(dollars in millions)

	Three Months Ended March 31,
	2024	2023
Cash Flows From (For) Operating Activities:
Cash provided by operating activities	$314	$286
Working capital changes	(409)	(253)
Net cash (for) from operating activities	(94)	33

Cash Flows From (For) Financing Activities:
Purchase of Company common stock	(145)	(53)
Cash dividends paid	(64)	(65)
Purchase of redeemable noncontrolling interest	(15)	—
Proceeds from revolving credit borrowings, net	49	210
Proceeds from the exercise of stock options	75	9
Employee withholding taxes paid on stock-based compensation	(33)	(20)
Decrease in debt, net	(1)	(3)
Net cash (for) from financing activities	(134)	78

Cash Flows From (For) Investing Activities:
Capital expenditures	(31)	(61)
Other, net	(2)	2
Net cash for investing activities	(33)	(59)

Effect of exchange rate changes on cash and cash investments	(6)	6

Cash and Cash Investments:
(Decrease) increase for the period	(266)	58
At January 1	634	452
At March 31	$368	$510

	As of March 31,
	2024	2023
Liquidity
Cash and cash investments	$368	$510
Revolver availability	951	790
Total Liquidity	$1,319	$1,300

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Segment Data - Unaudited
For the Three Months Ended March 31, 2024 and 2023
(dollars in millions)

	Three Months Ended March 31,
	2024	2023	Change
Plumbing Products
Net sales	$1,192	$1,222	(2)%
Operating profit, as reported	$226	$206
Operating margin, as reported	19.0%	16.9%
Rationalization charges (income)	3	(4)
Operating profit, as adjusted	228	202
Operating margin, as adjusted	19.1%	16.5%
Depreciation and amortization	26	25
EBITDA, as adjusted	$255	$227

Decorative Architectural Products
Net sales	$734	$757	(3)%
Operating profit, as reported	$124	$132
Operating margin, as reported	16.9%	17.4%
Rationalization charges	1	1
Operating profit, as adjusted	125	133
Operating margin, as adjusted	17.0%	17.6%
Depreciation and amortization	10	8
EBITDA, as adjusted	$134	$141

Total
Net sales	$1,926	$1,979	(3)%
Operating profit, as reported - segment	$350	$338
General corporate expense, net	(31)	(23)
Operating profit, as reported	318	315
Operating margin, as reported	16.5%	15.9%
Rationalization charges (income) - segment	3	(3)
Operating profit, as adjusted	322	312
Operating margin, as adjusted	16.7%	15.8%
Depreciation and amortization - segment	36	33
Depreciation and amortization - other	2	2
EBITDA, as adjusted	$360	$347

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
North American and International Data - Unaudited
For the Three Months Ended March 31, 2024 and 2023
(dollars in millions)

	Three Months Ended March 31,
	2024	2023	Change
North American
Net sales	$1,526	$1,555	(2)%
Operating profit, as reported	$285	$266
Operating margin, as reported	18.7%	17.1%
Rationalization charges (income)	2	(3)
Operating profit, as adjusted	287	263
Operating margin, as adjusted	18.8%	16.9%
Depreciation and amortization	23	21
EBITDA, as adjusted	$311	$284

International
Net sales	$400	$424	(6)%
Operating profit, as reported	$65	$72
Operating margin, as reported	16.3%	17.0%
Rationalization charges	1	—
Operating profit, as adjusted	66	72
Operating margin, as adjusted	16.5%	17.0%
Depreciation and amortization	12	12
EBITDA, as adjusted	$78	$84

Total
Net sales	$1,926	$1,979	(3)%
Operating profit, as reported - segment	$350	$338
General corporate expense, net	(31)	(23)
Operating profit, as reported	318	315
Operating margin, as reported	16.5%	15.9%
Rationalization charges (income) - segment	3	(3)
Operating profit, as adjusted	322	312
Operating margin, as adjusted	16.7%	15.8%
Depreciation and amortization - segment	36	33
Depreciation and amortization - other	2	2
EBITDA, as adjusted	$360	$347

Historical information is available on our website.
Amounts may not add due to rounding.